Exhibit 15.1

Onestop Assurance PAC Co. Registration No: 201823302D 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-206466 and 333-259774) of Mercurity Fintech Holding Inc. (the Company) of our report dated April 30, 2025, with respect to the consolidated financial statements of the Company for the year ended December 31, 2024, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Onestop Assurance PAC
Onestop Assurance PAC
Singapore
April 30, 2025